UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report October 23, 2024
(Date of earliest event reported)

Enservco Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36335	84-0811316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14133 County Road 9½
Longmont, Colorado 80504
(Address of principal executive offices) (Zip Code)

(303) 333-3678
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.005 par value	ENSV	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.         Entry into a Material Definitive Agreement.

Credit and Security Agreement with Pathward National Association

On October 23, 2024, Enservco Corporation (the “Company”) (NYSE: ENSV) and its wholly-owned subsidiary, Buckshot Trucking LLC (“Buckshot”) entered into a Credit and Security Agreement (the “Credit Agreement”) with Pathward, National Association (“Pathward”) for a $3.5 million Revolving Loan Facility (the “Loan”).

The Credit Agreement provides Buckshot may borrow 90% of its eligible accounts receivable as provided in the Credit Agreement. The Loan interest rate is variable and equal to the Wall Street Journal Prime Rate plus 2.5% with a minimum interest rate of 8.0% per annum calculated on the higher of a) actual average monthly loan balance or b) $750,000. The Loan has an initial and annual loan fee of $35,000 and is subject to $70,000 early exit fee if the Credit Agreement is terminated within the first 12 months and $35,000 if terminated in the subsequent 12 month period, after which, there is no termination fee.

The Loan is evidenced by a demand promissory note and is secured by all assets of Buckshot, with certain permitted liens including but not limited to certain existing liens relating to equipment purchases and purchase money security interests for equipment up to an aggregate of $250,000. Under the Credit Agreement, Buckshot may make distributions to the Company provided Buckshot has a debt coverage service ration of at least 1:25:1.00 and a minimum liquidity of $350,000 after giving effect to any such distribution. The Loan is guaranteed by the Company and is subject to a Security Agreement of all of the Company’s assets.

The proceeds of the Credit Agreement are being utilized for working capital and certain third-party transaction expenses associated with the Company’s recent transactions as referenced in the Company’s Current Report on Form 8-K as filed with the SEC on August 12, 2024.

The foregoing description of the terms of the Agreement is not intended to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference

Item 2.04         Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 30, 2024, the Company received a Declaration of Acceleration of an aggregate of $625,000 principal amount of certain promissory notes issued to Angel Capital Partners, LP and Equigen II , LLC (collectively, the “Note Holders”) issued on September 8, 2023 and October 5, 2023 with respect to an interest payment that was due July 10, 2024. From the date of receipt of such declaration, the Company and the Note Holders attempted to settle such default amicably through negotiations. On October 30, 2024, the Company received Notification of Service of case filed in the District Court of Harris County, Texas that a petition was filed on October 28, 2024 seeking judgment against the Company. The Company presently intends to attempt to settle this dispute with the Note Holders.

Item 8.01              Other Events

On November 1, 2024, the Company received correspondence from the NYSE/American LLC (the “Exchange”), that a Listing Qualifications Panel of the Exchange (the “Panel”), which had met with the Company at a Panel hearing on October 23, 2024, upheld the Exchange’s staff determination from June 10, 2024 that the Exchange should commence delisting proceedings of the Company’s common stock because the Company failed to obtain the minimum of $6 million in stockholders’ equity by June 9, 2024.   Under the Exchange rules,  the Company has the right to appeal the Panel’s decision within 15 days.

Also, on November 1, 2024, the Company was notified that the Exchange has suspended trading of the Company’s common stock on the NYSE American on such date because  of the Panel’s decision.

The Company has applied to be quoted on the OTCQB and anticipates that the Company’s common stock will begin to be quoted on the OTCQB within the next one to two weeks.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Credit and Security Agreement, by and among Buckshot Trucking LLC, Enservco Corporation and Pathward, National Association. dated as of October 23, 2024
10.2	Security Agreement, by and between Enservco Corporation and Pathward, National Association dated as of October 23, 2024
10.3	Revolving Note issued by Buckshot Trucking LLC as of October 23, 2024.
10.4	Guaranty of Enservco Corporation in favor of Pathward, National Association dated as of October 23, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on November 1, 2024.

Enservco Corporation

By:	/s/ Richard A. Murphy
Richard A. Murphy, Chair and CEO